News Release

Contact:
Steve Dale	Judith T. Murphy
Media Relations	Investor Relations
(612) 303-0784	(612) 303-0783
U.S. BANCORP REPORTS RECORD NET INCOME FOR THE
THIRD QUARTER OF 2006

EARNINGS SUMMARY								Table 1

($ in millions, except per-share data)				Percent	Percent
				Change	Change
	3Q	2Q	3Q	3Q06 vs	3Q06 vs	YTD	YTD	Percent
	2006	2006	2005	2Q06	3Q05	2006	2005	Change

Net income	$1,203	$1,201	$1,154	.2	4.2	$3,557	$3,346	6.3
Diluted earnings per common share	.66	.66	.62	—	6.5	1.95	1.80	8.3

Return on average assets (%)	2.23	2.27	2.23			2.24	2.22
Return on average common equity (%)	23.6	24.3	22.8			23.7	22.5
Net interest margin (%)	3.56	3.68	3.95			3.68	4.00
Efficiency ratio (%)	45.0	44.4	43.8			44.7	44.6
Tangible efficiency ratio (%) (a)	42.4	41.8	40.0			42.2	40.8

Dividends declared per common share	$.33	$.33	$.30	—	10.0	$.99	$.90	10.0
Book value per common share (period-end)	11.30	10.89	10.93	3.8	3.4
(a)	computed as noninterest expense divided by the sum of net interest income on a taxable-equivalent basis and noninterest income excluding securities gains (losses), net and intangible amortization.
     MINNEAPOLIS, October 17, 2006 — U.S. Bancorp (NYSE: USB) today reported net income of $1,203 million for the third quarter of 2006, compared with $1,154 million for the third quarter of 2005. Net income of $.66 per diluted common share in the third quarter of 2006 was higher than the same period of 2005 by 6.5 percent, or $.04 per diluted common share. Return on average assets and return on average common equity were 2.23 percent and 23.6 percent, respectively, for the third quarter of 2006, compared with returns of 2.23 percent and 22.8 percent, respectively, for the third quarter of 2005.
     U.S. Bancorp Chairman and Chief Executive Officer Jerry A. Grundhofer said, “The Company’s third quarter results included excellent growth in fee revenue, exceptional credit quality and good expense control. Once again, we achieved industry-leading profitability metrics with a return on average assets of 2.23 percent and a return on average common equity of 23.6 percent. Further, in August, the Company’s board of directors authorized a new 150 million share repurchase program, enabling us to buyback approximately 30

U.S. Bancorp Reports Third Quarter 2006 Results
October 17, 2006

million shares in the third quarter. The result of this buyback, along with our regular quarterly dividend, represented a return of earnings to shareholders of 128 percent.
     “Fee revenue experienced double-digit growth year-over-year, led by our payments and fiduciary businesses. In fact, fee income was, once again, over 50 percent of total net revenue in the third quarter. This growth in fee revenue helped to mitigate the impact of the decrease in net interest income, as pressure from competitive pricing and growth in lower-spread, fixed-rate assets reduced the quarter’s net interest margin to 3.56 percent. On a positive note, although the net interest margin declined on a linked quarter basis, it does appear to have stabilized over the past few months. Consequently, assuming the Fed has stopped raising rates, we should begin to see some improvement in net interest income in the fourth quarter. This is an important inflection point for our Company, as a stable and increasing net interest margin, coupled with growth in earning assets, will lead to growth in net interest income — growth we have not experienced since the third quarter of 2005.
     “Our third quarter results demonstrated our disciplined approach to expense, as the increase year-over-year of 4.4 percent was primarily the result of expenses related to recent acquisitions and business development efforts. Expense discipline does not mean that we don’t spend appropriately or invest in our Company. It simply means that we manage our business — spending and investing when and where it makes the most sense for the Company. This discipline has enabled us to become a low cost producer, and that allows us to compete very effectively during the most challenging of times.
     “Credit quality was excellent this quarter, the result of our continued efforts to reduce the risk profile of the Company and maintain a high quality credit portfolio. This is the time in the cycle when it is tempting to compromise on terms in order to maximize growth. We are not willing to make that compromise. We believe this approach best serves our customers and shareholders now and in the future.
     “The U.S. Bank Five Star Service Guarantee has now been a part of this Company for over 10 years. We strongly believe that in a commodity business such as ours, customer service is what will differentiate us from our competitors over time. We have tracked our performance for many years in order to monitor our success. Feedback from both external and internal surveys indicates that we are exceeding expectations and are amongst the best in our peer group. Customer service will continue to be a priority for this Company. Our current success is the direct result of our employees’ dedication to serving their customers and representing our brand.
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U.S. Bancorp Reports Third Quarter 2006 Results
October 17, 2006

     “I am very proud of what we have accomplished over the past three quarters, particularly given the economic and interest rate challenges that our industry has had to face this year. We have expanded our distribution, invested in attractive fee-based payments and fiduciary businesses, maintained exceptional credit quality, sustained our disciplined approach to expense, provided peer-leading customer service and returned over 120 percent of our capital to shareholders in the form of dividends and buybacks. Our strategy is working, and I am confident that this Company will continue to provide the products, services and results that our customers, communities, employees and shareholders expect and deserve.”
     The Company’s results for the third quarter of 2006 improved over the same period of 2005, as net income increased by $49 million (4.2 percent), primarily due to strong growth in fee-based revenues and the benefit of a lower effective tax rate from a year ago. This was offset somewhat by lower net interest income and the additional operating costs of acquired businesses. Total net revenue on a taxable-equivalent basis for the third quarter of 2006 was $3,421 million, $54 million (1.6 percent) higher than the third quarter of 2005, primarily reflecting a 10.9 percent increase in noninterest income partially offset by a 6.6 percent decline in net interest income. Noninterest income growth was driven by organic business growth and expansion in trust and payment processing businesses, partially offset by lower mortgage banking revenue principally due to the impact of adopting Statement of Financial Accounting Standards No. 156, “Accounting for Servicing of Financial Assets” (“SFAS 156”) in the first quarter of 2006. Total noninterest expense in the third quarter of 2006 was $1,538 million, $65 million (4.4 percent) higher than the third quarter of 2005, primarily reflecting incremental operating and business integration costs principally associated with recent acquisitions, increased pension costs and higher expenses related to investments in tax-advantaged projects from a year ago. This was partially offset by lower intangible expense due to the adoption of SFAS 156.
     Provision for credit losses for the third quarter of 2006 was $135 million, a decrease of $10 million from the third quarter of 2005. The decrease in the provision for credit losses year-over-year primarily reflected strong credit quality and the near-term favorable impact of changes in bankruptcy law in the fourth quarter of 2005. Net charge-offs in the third quarter of 2006 were $135 million, compared with the second quarter of 2006 net charge-offs of $125 million and the third quarter of 2005 net charge-offs of $156 million. Total nonperforming assets were $575 million at September 30, 2006, compared with $550 million at June 30, 2006, and $644 million at September 30, 2005. The ratio of the allowance for credit losses to nonperforming loans was 476 percent at September 30, 2006, compared with 500 percent at June 30, 2006, and 413 percent at September 30, 2005.
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U.S. Bancorp Reports Third Quarter 2006 Results
October 17, 2006

INCOME STATEMENT HIGHLIGHTS								Table 2

(Taxable-equivalent basis, $ in millions,				Percent	Percent
except per-share data)				Change	Change
	3Q	2Q	3Q	3Q06 vs	3Q06 vs	YTD	YTD	Percent
	2006	2006	2005	2Q06	3Q05	2006	2005	Change

Net interest income	$1,673	$1,697	$1,791	(1.4)	(6.6)	$5,095	$5,303	(3.9)
Noninterest income	1,748	1,755	1,576	(.4)	10.9	5,117	4,499	13.7

Total net revenue	3,421	3,452	3,367	(.9)	1.6	10,212	9,802	4.2
Noninterest expense	1,538	1,530	1,473	.5	4.4	4,568	4,399	3.8

Income before provision and taxes	1,883	1,922	1,894	(2.0)	(.6)	5,644	5,403	4.5
Provision for credit losses	135	125	145	8.0	(6.9)	375	461	(18.7)

Income before taxes	1,748	1,797	1,749	(2.7)	(.1)	5,269	4,942	6.6
Taxable-equivalent adjustment	13	11	9	18.2	44.4	34	23	47.8
Applicable income taxes	532	585	586	(9.1)	(9.2)	1,678	1,573	6.7

Net income	$1,203	$1,201	$1,154	.2	4.2	$3,557	$3,346	6.3

Net income applicable to common equity	$1,187	$1,184	$1,154	.3	2.9	$3,524	$3,346	5.3

Diluted earnings per common share	$.66	$.66	$.62	—	6.5	$1.95	$1.80	8.3

Net Interest Income
     Third quarter net interest income on a taxable-equivalent basis was $1,673 million, compared with $1,791 million recorded in the third quarter of 2005. Average earning assets for the period increased over the third quarter of 2005 by $6.7 billion (3.7 percent), primarily driven by an increase in total average loans. This was partially offset by a $2.0 billion (4.7 percent) decrease in average investment securities. The positive impact to net interest income from the growth in earning assets was more than offset by a lower net interest margin. The net interest margin in the third quarter of 2006 was 3.56 percent, compared with 3.95 percent in the third quarter of 2005. The decline in the net interest margin reflected the competitive lending environment, asset/liability management decisions and the impact of changes in the yield curve from a year ago. Since the third quarter of 2005, credit spreads have tightened by approximately 24 basis points across most lending products due to competitive pricing and a change in mix reflecting growth in lower-spread, fixed-rate credit products and noninterest-bearing corporate and purchasing card balances. The net interest margin also declined due to funding incremental asset growth with higher cost wholesale funding, share repurchases and asset/liability decisions designed to minimize the Company’s rate sensitivity position. An increase in the margin benefit of net free funds and loan fees partially offset these factors.
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U.S. Bancorp Reports Third Quarter 2006 Results
October 17, 2006

     Net interest income in the third quarter of 2006 was lower than the second quarter of 2006 by $24 million (1.4 percent). The net interest margin of 3.56 percent in the third quarter of 2006 was 12 basis points lower than the net interest margin of 3.68 percent in the second quarter of 2006. The decline in the net interest margin from the second quarter of 2006 was due to continued tightening of credit spreads (4 basis points), including the impact of growth in noninterest-bearing corporate and purchasing card balances, incrementally funding growth in earning assets with wholesale funding and the ongoing impact of the flat yield curve.
     Beginning in the third quarter, the Federal Reserve Bank paused from its policies of increasing interest rates and tightening the money supply. If the Federal Reserve Bank leaves rates unchanged, the Company expects net interest margin to stabilize in the fourth quarter as the cost of funding the balance sheet levels off and the yield on earning assets continues to rise through re-pricing and incremental growth.

NET INTEREST INCOME								Table 3

(Taxable-equivalent basis; $ in millions)
				Change	Change
	3Q	2Q	3Q	3Q06 vs	3Q06 vs	YTD	YTD
	2006	2006	2005	2Q06	3Q05	2006	2005	Change

Components of net interest income
Income on earning assets	$3,175	$3,037	$2,727	$138	$448	$9,115	$7,741	$1,374
Expense on interest-bearing liabilities	1,502	1,340	936	162	566	4,020	2,438	1,582

Net interest income	$1,673	$1,697	$1,791	$(24)	$(118)	$5,095	$5,303	$(208)

Average yields and rates paid
Earning assets yield	6.74%	6.58%	6.01%	.16%	.73%	6.58%	5.85%	.73%
Rate paid on interest-bearing liabilities	3.79	3.45	2.49	.34	1.30	3.45	2.23	1.22

Gross interest margin	2.95%	3.13%	3.52%	(.18)%	(.57)%	3.13%	3.62%	(.49)%

Net interest margin	3.56%	3.68%	3.95%	(.12)%	(.39)%	3.68%	4.00%	(.32)%

Average balances
Investment securities	$39,806	$40,087	$41,782	$(281)	$(1,976)	$39,858	$42,308	$(2,450)
Loans	142,894	140,863	135,283	2,031	7,611	141,059	131,432	9,627
Earning assets	187,190	184,890	180,452	2,300	6,738	185,075	176,851	8,224
Interest-bearing liabilities	157,248	155,755	149,431	1,493	7,817	155,650	145,878	9,772
Net free funds (a)	29,942	29,135	31,021	807	(1,079)	29,425	30,973	(1,548)
(a)	Represents noninterest-bearing deposits, allowance for loan losses, unrealized gain (loss) on available-for-sale securities, non-earning assets, other noninterest-bearing liabilities and equity.
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U.S. Bancorp Reports Third Quarter 2006 Results
October 17, 2006

AVERAGE LOANS								Table 4

($ in millions)				Percent	Percent
				Change	Change
	3Q	2Q	3Q	3Q06 vs	3Q06 vs	YTD	YTD	Percent
	2006	2006	2005	2Q06	3Q05	2006	2005	Change

Commercial	$40,781	$39,871	$38,343	2.3	6.4	$39,840	$37,348	6.7
Lease financing	5,287	5,199	4,908	1.7	7.7	5,189	4,915	5.6

Total commercial	46,068	45,070	43,251	2.2	6.5	45,029	42,263	6.5

Commercial mortgages	19,941	20,195	20,341	(1.3)	(2.0)	20,133	20,255	(.6)
Construction and development	8,760	8,600	7,852	1.9	11.6	8,571	7,507	14.2

Total commercial real estate	28,701	28,795	28,193	(.3)	1.8	28,704	27,762	3.4

Residential mortgages	21,118	20,868	18,741	1.2	12.7	20,992	17,266	21.6

Credit card	7,800	7,360	6,684	6.0	16.7	7,429	6,544	13.5
Retail leasing	7,069	7,115	7,467	(.6)	(5.3)	7,144	7,328	(2.5)
Home equity and second mortgages	15,166	15,035	14,984	.9	1.2	15,047	14,944	.7
Other retail	16,972	16,620	15,963	2.1	6.3	16,714	15,325	9.1

Total retail	47,007	46,130	45,098	1.9	4.2	46,334	44,141	5.0

Total loans	$142,894	$140,863	$135,283	1.4	5.6	$141,059	$131,432	7.3

     Average loans for the third quarter of 2006 were $7.6 billion (5.6 percent) higher than the third quarter of 2005, driven by growth in average total commercial loans of $2.8 billion (6.5 percent), residential mortgages of $2.4 billion (12.7 percent) and total retail loans of $1.9 billion (4.2 percent). Average loans for the third quarter of 2006 were higher than the second quarter of 2006 by $2.0 billion (1.4 percent), reflecting growth in total commercial and total retail loans. Residential mortgages and total commercial real estate loans remained relatively flat in the third quarter of 2006 compared with the second quarter of 2006. During the first quarter of 2006, the Company began selling an increased proportion of its residential mortgage loan production and anticipates that balances will remain essentially flat.
     Average investment securities in the third quarter of 2006 were $2.0 billion (4.7 percent) lower than in the third quarter of 2005. The change in the balance of the investment securities portfolio from a year ago principally reflected asset/liability management decisions to reduce the focus on residential mortgage assets given the changing rate environment and mix of loan growth. Additionally, the Company reclassified approximately $460 million of principal-only securities to its trading account as of January 1, 2006, in connection with the adoption of SFAS 156.
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U.S. Bancorp Reports Third Quarter 2006 Results
October 17, 2006

AVERAGE DEPOSITS								Table 5

($ in millions)				Percent	Percent
				Change	Change
	3Q	2Q	3Q	3Q06 vs	3Q06 vs	YTD	YTD	Percent
	2006	2006	2005	2Q06	3Q05	2006	2005	Change

Noninterest-bearing deposits	$28,220	$28,949	$29,434	(2.5)	(4.1)	$28,666	$29,003	(1.2)
Interest-bearing deposits
Interest checking	23,595	23,333	22,508	1.1	4.8	23,358	22,891	2.0
Money market savings	26,116	26,981	28,740	(3.2)	(9.1)	26,820	29,517	(9.1)
Savings accounts	5,598	5,720	5,777	(2.1)	(3.1)	5,669	5,876	(3.5)

Total of savings deposits	55,309	56,034	57,025	(1.3)	(3.0)	55,847	58,284	(4.2)
Time certificates of deposit less than $100,000	13,867	13,689	13,263	1.3	4.6	13,688	13,132	4.2
Time deposits greater than $100,000	22,579	22,561	21,262	.1	6.2	22,255	20,133	10.5

Total interest-bearing deposits	91,755	92,284	91,550	(.6)	.2	91,790	91,549	.3

Total deposits	$119,975	$121,233	$120,984	(1.0)	(.8)	$120,456	$120,552	(.1)

     Average noninterest-bearing deposits for the third quarter of 2006 decreased $1.2 billion (4.1 percent) compared with the third quarter of 2005 reflecting a decline in business demand deposits as these customers reduce excess liquidity to fund business growth. The change also reflects a migration of customers to interest-bearing products given rising interest rates.
     Average total savings deposits declined year-over-year by $1.7 billion (3.0 percent) due to reductions in average money market savings and savings accounts, partially offset by an increase in interest checking balances. Average money market savings balances declined by $2.6 billion (9.1 percent) year-over-year, primarily due to a decline in balances within the branches. This was partially offset by increases in broker dealer and corporate trust balances. The overall decrease in average money market savings balances year-over-year was primarily the result of the Company’s deposit pricing decisions for money market products in relation to other fixed-rate deposit products offered. A portion of branch-based money market savings accounts have migrated to fixed-rate time certificates to take advantage of higher interest rates for these products.
     Average time certificates of deposit less than $100,000 were higher in the third quarter of 2006 than the third quarter of 2005 by $604 million (4.6 percent). Additionally, the Company experienced year-over-year growth in average consumer-based time deposits greater than $100,000 of $1.2 billion (34.9 percent) due to customer migration of deposit balances. Other time deposits greater than $100,000 were essentially unchanged from a year ago.
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U.S. Bancorp Reports Third Quarter 2006 Results
October 17, 2006

     Average noninterest-bearing deposits for the third quarter of 2006 decreased $729 million (2.5 percent) compared with the second quarter of 2006 reflecting seasonally higher second quarter demand deposit balances. Total savings deposits declined $725 million (1.3 percent) from the second quarter of 2006 partially offset by a modest increase in fixed-rate time certificates and time deposits greater than $100,000.

NONINTEREST INCOME								Table 6

($ in millions)				Percent	Percent
				Change	Change
	3Q	2Q	3Q	3Q06 vs	3Q06 vs	YTD	YTD	Percent
	2006	2006	2005	2Q06	3Q05	2006	2005	Change

Credit and debit card revenue	$206	$202	$185	2.0	11.4	$590	$516	14.3
Corporate payment products revenue	150	139	135	7.9	11.1	416	362	14.9
ATM processing services	63	61	64	3.3	(1.6)	183	168	8.9
Merchant processing services	253	253	200	—	26.5	719	576	24.8
Trust and investment management fees	305	314	251	(2.9)	21.5	916	751	22.0
Deposit service charges	268	264	246	1.5	8.9	764	690	10.7
Treasury management fees	111	116	109	(4.3)	1.8	334	333	.3
Commercial products revenue	100	107	103	(6.5)	(2.9)	311	299	4.0
Mortgage banking revenue	68	75	111	(9.3)	(38.7)	167	323	(48.3)
Investment products fees and commissions	34	42	37	(19.0)	(8.1)	114	115	(.9)
Securities gains (losses), net	—	3	1	nm	nm	3	(57)	nm
Other	190	179	134	6.1	41.8	600	423	41.8

Total noninterest income	$1,748	$1,755	$1,576	(.4)	10.9	$5,117	$4,499	13.7

Noninterest Income
     Third quarter noninterest income was $1,748 million, an increase of $172 million (10.9 percent) from the same quarter of 2005 and $7 million (.4 percent) lower than the second quarter of 2006. The increase in noninterest income over the third quarter of 2005 was driven by favorable variances in the majority of fee income categories. Strong growth in fee-based revenue was partially offset by the accounting impact of SFAS 156 on mortgage banking revenue.
     Credit and debit card revenue and corporate payment products revenue were both higher in the third quarter of 2006 than the third quarter of 2005 by $21 million and $15 million, or 11.4 percent and 11.1 percent, respectively. The strong growth in credit and debit card revenue was primarily driven by higher customer transaction volumes. The corporate payment products revenue growth reflected organic growth in sales volumes and card usage and acquired business expansion. Merchant processing services revenue was higher in the third quarter of 2006 than the same quarter a year ago by $53 million (26.5 percent), reflecting
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U.S. Bancorp Reports Third Quarter 2006 Results
October 17, 2006

an increase in sales volume driven by acquisitions, higher same store sales, rates and equipment fees. Trust and investment management fees increased by $54 million (21.5 percent) year-over-year, due to the acquisition of the corporate and institutional trust business of a large national bank, account growth and favorable equity market conditions. Deposit service charges grew year-over-year by $22 million (8.9 percent) due to increased transaction-related fees and the impact of net new checking accounts. Other income was higher by $56 million (41.8 percent) as compared with the third quarter of 2005, primarily due to a $32 million gain on the sale of equity interests in a card association and an increase in other equity investment revenue. These favorable changes in fee-based revenue were partially offset by the decline in mortgage banking revenue of $43 million (38.7 percent), principally driven by the adoption of the fair value method of accounting for mortgage servicing rights.
     Noninterest income was slighter lower ($7 million or .4 percent) in the third quarter of 2006 compared with the second quarter of 2006. This reflected seasonally lower trust and investment management fees, treasury management fees and investment products fees and commissions of $9 million (2.9 percent), $5 million (4.3 percent) and $8 million (19.0 percent) respectively. Mortgage banking revenue was lower than the second quarter of 2006 by $7 million (9.3 percent) primarily due to lower production gains due to the current interest rate environment. In addition, commercial products revenue was lower in the third quarter of 2006 by $7 million (6.5 percent) primarily due to lower commercial leasing revenue. These decreases were partially offset by increases in credit and debit card revenue of $4 million (2.0 percent) corporate payment products revenue of $11 million (7.9 percent) and deposit services charges of $4 million (1.5 percent) primarily due to higher transaction volume. Other revenue increased $11 million (6.1 percent) in the third quarter of 2006 primarily due to increased equity investment revenue.
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U.S. Bancorp Reports Third Quarter 2006 Results
October 17, 2006

NONINTEREST EXPENSE								Table 7

($ in millions)				Percent	Percent
				Change	Change
	3Q	2Q	3Q	3Q06 vs	3Q06 vs	YTD	YTD	Percent
	2006	2006	2005	2Q06	3Q05	2006	2005	Change

Compensation	$632	$627	$603	.8	4.8	$1,892	$1,782	6.2
Employee benefits	123	123	106	—	16.0	379	330	14.8
Net occupancy and equipment	168	161	162	4.3	3.7	494	475	4.0
Professional services	54	41	44	31.7	22.7	130	119	9.2
Marketing and business development	58	58	61	—	(4.9)	156	171	(8.8)
Technology and communications	128	127	118	.8	8.5	372	337	10.4
Postage, printing and supplies	66	66	64	—	3.1	198	190	4.2
Other intangibles	89	89	125	—	(28.8)	263	377	(30.2)
Debt prepayment	—	11	—	nm	nm	11	54	(79.6)
Other	220	227	190	(3.1)	15.8	673	564	19.3

Total noninterest expense	$1,538	$1,530	$1,473	.5	4.4	$4,568	$4,399	3.8

Noninterest Expense
     Third quarter noninterest expense totaled $1,538 million, an increase of $65 million (4.4 percent) from the same quarter of 2005 and $8 million (.5 percent) from the second quarter of 2006. Compensation expense was higher year-over-year by $29 million (4.8 percent) primarily due to the corporate and institutional trust and payments processing acquisitions and other growth initiatives. Benefits expense increased from the third quarter of 2005 primarily due to higher pension costs from a year ago. Professional services expense increased by $10 million (22.7 percent) due primarily to business development initiatives. Technology and communications expense rose by $10 million (8.5 percent) due to higher outside data processing expense principally associated with expanding a prepaid gift card program and the corporate and institutional trust acquisition. Other expense increased in the third quarter of 2006 from the same quarter of 2005 by $30 million (15.8 percent) primarily due to increased investments in tax-advantaged projects relative to a year ago and business integration costs. Offsetting these expense increases was a year-over-year decline in other intangible expense of $36 million (28.8 percent), reflecting the elimination of mortgage servicing rights amortization and impairment due to the adoption of SFAS 156.
     Noninterest expense in the third quarter of 2006 was higher than the second quarter of 2006 by $8 million (.5 percent). The increase in noninterest expense in the third quarter of 2006 from the second quarter of 2006 was primarily due to operating costs from acquired businesses and other business development
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U.S. Bancorp Reports Third Quarter 2006 Results
October 17, 2006

initiatives. Partially offsetting these increases was a decline of $11 million due to debt prepayment expense recorded in the second quarter of 2006.
Provision for Income Taxes
     The provision for income taxes for the third quarter of 2006 declined to an effective tax rate of 30.7 percent compared with an effective tax rate of 33.7 percent in the third quarter of 2005 and an effective tax rate of 32.8 percent in second quarter of 2006. The decrease in the effective rate reflected an expected increase in income tax credits from tax-advantaged investments through the remainder of the year.
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U.S. Bancorp Reports Third Quarter 2006 Results
October 17, 2006

ALLOWANCE FOR CREDIT LOSSES					Table 8

($ in millions)	3Q	2Q	1Q	4Q	3Q
	2006	2006	2006	2005	2005

Balance, beginning of period	$2,251	$2,251	$2,251	$2,258	$2,269
Net charge-offs
Commercial	18	13	5	15	7
Lease financing	3	7	7	7	16

Total commercial	21	20	12	22	23
Commercial mortgages	—	(1)	2	(1)	2
Construction and development	—	1	—	—	(2)

Total commercial real estate	—	—	2	(1)	—

Residential mortgages	11	11	7	10	9
Credit card	56	50	46	86	63
Retail leasing	4	2	4	8	5
Home equity and second mortgages	12	13	12	21	14
Other retail	31	29	32	67	42

Total retail	103	94	94	182	124

Total net charge-offs	135	125	115	213	156
Provision for credit losses	135	125	115	205	145
Acquisitions and other changes	5	—	—	1	—

Balance, end of period	$2,256	$2,251	$2,251	$2,251	$2,258

Components
Allowance for loan losses	$2,034	$2,039	$2,035	$2,041	$2,055
Liability for unfunded credit commitments	222	212	216	210	203

Total allowance for credit losses	$2,256	$2,251	$2,251	$2,251	$2,258

Gross charge-offs	$195	$176	$175	$267	$229
Gross recoveries	$60	$51	$60	$54	$73

Allowance as a percentage of
Period-end loans	1.56	1.59	1.62	1.63	1.65
Nonperforming loans	476	500	432	414	413
Nonperforming assets	392	409	364	350	351
Credit Quality
     The allowance for credit losses was $2,256 million at September 30, 2006, compared with $2,251 million at June 30, 2006, and $2,258 million at September 30, 2005. The ratio of the allowance for credit losses to period-end loans was 1.56 percent at September 30, 2006, compared with 1.59 percent at June 30, 2006, and 1.65 percent at September 30, 2005. The ratio of the allowance for credit losses to nonperforming loans was 476 percent at September 30, 2006, compared with 500 percent at June 30, 2006, and 413 percent at September 30, 2005. Total net charge-offs in the third quarter of 2006 were $135 million, compared with
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U.S. Bancorp Reports Third Quarter 2006 Results
October 17, 2006

the second quarter of 2006 net charge-offs of $125 million and the third quarter of 2005 net charge-offs of $156 million. The year-over-year decrease in total net charge-offs was principally due to the impact of changes in bankruptcy legislation that went into effect during the fourth quarter of 2005.
     Commercial and commercial real estate loan net charge-offs remained relatively flat at $21 million in the third quarter of 2006 (.11 percent of average loans outstanding) compared with $20 million (.11 percent of average loans outstanding) in the second quarter of 2006 and $23 million (.13 percent of average loans outstanding) in the third quarter of 2005. The Company expects commercial net charge-offs to increase somewhat over the next several quarters, in part due to the timing and extent of commercial loan recoveries.
     Retail loan net charge-offs were $103 million in the third quarter of 2006 compared with $94 million in the second quarter of 2006 and $124 million in the third quarter of 2005. Retail loan net charge-offs increased as compared with the second quarter of 2006, despite retail recoveries being higher than expected in the current quarter, and declined from the third quarter of 2005, reflecting the impact of the bankruptcy legislation change that occurred in the fourth quarter of 2005. Retail loan net charge-offs as a percent of average loans outstanding were .87 percent in the third quarter of 2006, compared with .82 percent and 1.09 percent in the second quarter of 2006 and third quarter of 2005, respectively. The increase reflects a higher level of bankruptcy-related charge-offs relative to the first and second quarters of 2006. The Company anticipates that bankruptcy charge-offs will continue to increase to more normalized levels during the next several quarters.
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U.S. Bancorp Reports Third Quarter 2006 Results
October 17, 2006

CREDIT RATIOS	Table 9

(Percent)	3Q	2Q	1Q	4Q	3Q
	2006	2006	2006	2005	2005

Net charge-offs ratios (a)
Commercial	.18	.13	.05	.15	.07
Lease financing	.23	.54	.56	.56	1.29
Total commercial	.18	.18	.11	.20	.21

Commercial mortgages	—	(.02)	.04	(.02)	.04
Construction and development	—	.05	—	—	(.10)
Total commercial real estate	—	—	.03	(.01)	—

Residential mortgages	.21	.21	.14	.20	.19

Credit card	2.85	2.72	2.62	5.00	3.74
Retail leasing	.22	.11	.22	.43	.27
Home equity and second mortgages	.31	.35	.33	.56	.37
Other retail	.72	.70	.78	1.64	1.04
Total retail	.87	.82	.83	1.59	1.09

Total net charge-offs	.37	.36	.33	.61	.46

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans (b)
Commercial	.06	.05	.05	.05	.04
Commercial real estate	.01	—	—	—	.01
Residential mortgages	.36	.30	.31	.32	.30
Retail	.40	.38	.36	.36	.36
Total loans	.20	.19	.18	.18	.18

Delinquent loan ratios - 90 days or more past due including nonperforming loans (b)
Commercial	.55	.58	.64	.69	.74
Commercial real estate	.54	.40	.51	.55	.57
Residential mortgages	.53	.49	.53	.55	.53
Retail	.51	.50	.52	.50	.45
Total loans	.53	.51	.56	.58	.58
(a) annualized and calculated on average loan balances
(b) ratios are expressed as a percent of ending loan balances
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U.S. Bancorp Reports Third Quarter 2006 Results
October 17, 2006

ASSET QUALITY	Table 10

($ in millions)
	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
	2006	2006	2006	2005	2005

Nonperforming loans
Commercial	$192	$203	$219	$231	$265
Lease financing	39	38	41	42	35

Total commercial	231	241	260	273	300
Commercial mortgages	114	88	123	134	144
Construction and development	40	25	23	23	16

Total commercial real estate	154	113	146	157	160
Residential mortgages	36	39	45	48	44
Retail	53	57	70	66	43

Total nonperforming loans	474	450	521	544	547

Other real estate	79	77	71	71	68
Other nonperforming assets	22	23	27	29	29

Total nonperforming assets (a)	$575	$550	$619	$644	$644

Accruing loans 90 days or more past due	$295	$264	$251	$253	$242

Restructured loans that continue to accrue interest	$369	$370	$371	$315	$301

Nonperforming assets to loans plus ORE (%)	.40	.39	.45	.47	.47
(a) does not include accruing loans 90 days or more past due or restructured loans that continue to accrue interest
     Nonperforming assets at September 30, 2006, totaled $575 million, compared with $550 million at June 30, 2006, and $644 million at September 30, 2005. The ratio of nonperforming assets to loans and other real estate was .40 percent at September 30, 2006, .39 percent at June 30, 2006, and .47 percent at September 30, 2005. Restructured loans that continue to accrue interest have increased from the third quarter of 2005, reflecting the impact of implementing higher minimum balance payment requirements for credit card customers in response to industry guidance issued by the banking regulatory agencies.
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U.S. Bancorp Reports Third Quarter 2006 Results
October 17, 2006

CAPITAL POSITION	Table 11

($ in millions)	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
	2006	2006	2006	2005	2005

Total shareholders’ equity	$20,926	$20,415	$20,256	$20,086	$19,864
Tier 1 capital	17,042	16,841	16,478	15,145	15,180
Total risk-based capital	25,011	24,893	24,328	23,056	23,283

Tier 1 capital ratio	8.8%	8.9%	8.9%	8.2%	8.4%
Total risk-based capital ratio	13.0	13.1	13.1	12.5	12.8
Leverage ratio	8.3	8.2	8.2	7.6	7.7
Common equity to assets	9.2	9.1	9.2	9.6	9.6
Tangible common equity to assets	5.4	5.6	5.4	5.9	6.2
     Total shareholders’ equity was $20.9 billion at September 30, 2006, compared with $19.9 billion at September 30, 2005. The increase was the result of corporate earnings and the issuance of $1.0 billion of non-cumulative, perpetual preferred stock on March 27, 2006, partially offset by share buybacks and dividends.
     The Tier 1 capital ratio was 8.8 percent at September 30, 2006, compared with 8.9 percent at June 30, 2006, and 8.4 percent at September 30, 2005. The total risk-based capital ratio was 13.0 percent at September 30, 2006, compared with 13.1 percent at June 30, 2006, and 12.8 percent at September 30, 2005. The leverage ratio was 8.3 percent at September 30, 2006, compared with 8.2 percent at June 30, 2006, and 7.7 percent at September 30, 2005. Tangible common equity to assets was 5.4 percent at September 30, 2006, compared with 5.6 percent at June 30, 2006, and 6.2 percent at September 30, 2005. All regulatory ratios continue to be in excess of stated “well capitalized” requirements.
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U.S. Bancorp Reports Third Quarter 2006 Results
October 17, 2006

COMMON SHARES	Table 12

(Millions)	3Q	2Q	1Q	4Q	3Q
	2006	2006	2006	2005	2005

Beginning shares outstanding	1,783	1,783	1,815	1,818	1,829
Shares issued for stock option and stock purchase plans, acquisitions and other corporate purposes	10	9	9	6	4
Shares repurchased	(30)	(9)	(41)	(9)	(15)

Ending shares outstanding	1,763	1,783	1,783	1,815	1,818

     On December 21, 2004, the Board of Directors of U.S. Bancorp approved an authorization to repurchase up to 150 million shares of outstanding common stock during the following 24 months. On August 3, 2006, the Company announced that the Board of Directors approved an authorization to repurchase 150 million shares of common stock through December 2008. This new authorization replaces the December 21, 2004, share repurchase program. During the third quarter of 2006, the Company repurchased 30 million shares of common stock. As of September 30, 2006, there were approximately 132 million shares remaining to be repurchased under the current authorization.
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U.S. Bancorp Reports Third Quarter 2006 Results
October 17, 2006

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)	Table 13

($ in millions)
	Net Income			Percent Change					3Q 2006
	3Q	2Q	3Q	3Q06 vs	3Q06 vs	YTD	YTD	Percent	Earnings
Business Line	2006	2006	2005	2Q06	3Q05	2006	2005	Change	Composition

Wholesale Banking	$298	$304	$287	(2.0)	3.8	$907	$866	4.7	25%
Consumer Banking	477	490	447	(2.7)	6.7	1,379	1,262	9.3	40
Wealth Management	147	149	122	(1.3)	20.5	433	349	24.1	12
Payment Services	252	251	207	.4	21.7	726	559	29.9	21
Treasury and Corporate Support	29	7	91	nm	(68.1)	112	310	(63.9)	2

Consolidated Company	$1,203	$1,201	$1,154	.2	4.2	$3,557	$3,346	6.3	100%

(a) preliminary data
Lines of Business
     Within the Company, financial performance is measured by major lines of business, which include Wholesale Banking, Consumer Banking, Wealth Management, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is available and is evaluated regularly in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to our diverse customer base. During 2006, certain organization and methodology changes were made and, accordingly, prior period results have been restated and presented on a comparable basis.
     Wholesale Banking offers lending, depository, treasury management and other financial services to middle market, large corporate, commercial real estate, equipment finance, small-ticket leasing and public sector clients, along with lending guaranteed by the Small Business Administration. Wholesale Banking contributed $298 million of the Company’s net income in the third quarter of 2006, a 3.8 percent increase over the same period of 2005 and a 2.0 percent decrease as compared with the second quarter of 2006. The increase in Wholesale Banking’s third quarter 2006 contribution over the same quarter of 2005 was the result of a favorable variance in total net revenue (2.2 percent). The favorable variance in total net revenue year-
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U.S. Bancorp Reports Third Quarter 2006 Results
October 17, 2006

over-year was the result of growth in total noninterest income (6.3 percent), driven by higher equity investment revenue and commercial real estate production income, offset somewhat by lower syndication and letter of credit fee revenue. Net interest income remained relatively flat as growth from average loan balances and the margin benefit of deposits was offset by tighter credit spreads and a decline in average deposit balances.
     Wholesale Banking’s contribution to net income in the third quarter of 2006 compared with the second quarter of 2006 was $6 million (2.0 percent) lower, due primarily to an unfavorable variance in total net revenue (2.0 percent). Total net revenue was lower on a linked quarter basis due to a decrease in total noninterest income of $7 million (3.1 percent) and lower net interest income, driven primarily by lower average deposit balances and tightening credit spreads. Total noninterest income decreased due to lower commercial leasing revenue and seasonally lower treasury management revenue.
     Consumer Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail and ATMs. It encompasses community banking, metropolitan banking, in-store banking, small business banking, consumer lending, mortgage banking, consumer finance, workplace banking, student banking, and 24-hour banking. Consumer Banking contributed $477 million of the Company’s net income in the third quarter of 2006, a 6.7 percent increase over the same period of 2005 and a 2.7 percent decrease from the prior quarter. The Company’s adoption of SFAS 156 reduced the business line’s total net revenue and noninterest expense compared with the third quarter of 2005 by approximately $36 million and $46 million, respectively. After consideration of the impact of adopting this accounting standard, the favorable increase in contribution from a year ago was the result of core net revenue growth (1.9 percent) and lower provision for credit losses (9.2 percent). Net interest income was higher year-over-year primarily due to growth in average loan balances of 5.4 percent and the margin benefit of deposits, somewhat offset by lower spreads on those assets given the competitive lending environment. Fee-based revenues, excluding the impact of adopting SFAS 156, increased 1.2 percent reflecting strong growth in deposit service charges (9.0 percent) due to increased transaction-related fees and net new checking accounts, offset somewhat by lower investment product sales and end-of-term retail lease residual income. Total noninterest expense in the third quarter of 2006 was lower compared with the same quarter of 2005 due to the elimination of mortgage servicing rights amortization under SFAS 156. In addition, there was a favorable variance in net shared services expense (3.3 percent) partially offset by higher compensation and employee benefit expense (3.3 percent) resulting from investments in the branch distribution network. A $6
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U.S. Bancorp Reports Third Quarter 2006 Results
October 17, 2006

million year-over-year decrease in net charge-offs (9.2 percent) resulted in the favorable variance in the business line’s provision for credit losses.
     The decrease in Consumer Banking’s contribution in the third quarter of 2006 from the second quarter of 2006 was principally the result of growth in net interest income that was more than offset by lower fee-based revenues and higher noninterest expense. The change in total net revenue was due primarily to an increase in net interest income (1.9 percent) driven by average loan growth and the margin benefit of deposits, partially offset by a reduction in total noninterest income (1.5 percent). The decline in total noninterest income was primarily due to a decrease in mortgage banking revenue reflecting the impact of the interest rate environment on production gains, partially offset by higher deposit service charges. Total noninterest expense was higher on a linked quarter basis, primarily due to higher compensation costs in the branch network and an increase in business development expense. The increase in the provision for credit losses was due to a $5 million increase in net charge-offs, as bankruptcy related charge-offs continue to return to more normalized levels.
     Wealth Management provides trust, private banking, financial advisory, investment management, insurance, custody and mutual fund servicing through six businesses: Private Client Group, Corporate Trust, U.S. Bancorp Investments and Insurance, FAF Advisors, Institutional Trust and Custody and Fund Services. Wealth Management contributed $147 million of the Company’s net income in the third quarter of 2006, a 20.5 percent increase over the same period of 2005 and a 1.3 percent decrease from the second quarter of 2006. The growth in the business line’s contribution in the third quarter of 2006 over the same quarter of 2005 was the result of core growth in net interest income and fee-based revenues and an acquired corporate and institutional trust business. Net interest income was favorably impacted year-over-year by wider deposit spreads and growth in average loan and deposit balances. Total noninterest income increased by 17.6 percent from the same quarter of 2005, primarily due to improved equity market conditions, incremental growth in customer accounts and balances and the acquisition of the corporate and institutional trust business of a large national bank. The increase in total noninterest expense was primarily due to the recent acquisition. The decrease in the business line’s contribution in the third quarter of 2006, as compared with the second quarter of 2006, was due primarily to seasonally lower trust and investment management fees offset somewhat by lower production-based compensation costs.
     Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate and purchasing card services, consumer lines of credit, ATM processing and merchant processing.
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U.S. Bancorp Reports Third Quarter 2006 Results
October 17, 2006

Payment Services contributed $252 million of the Company’s net income in the third quarter of 2006, a 21.7 percent increase from the same period of 2005 and a .4 percent increase from the second quarter of 2006. The increase in Payment Services’ contribution in the third quarter of 2006 from the same period of 2005 was the result of higher total net revenue (14.1 percent) and a favorable variance in the provision for credit losses (15.9 percent), partially offset by an increase in total noninterest expense (14.7 percent). The increase in total net revenue year-over-year was due to growth in total noninterest income (16.1 percent) and net interest income (6.5 percent), reflecting growth in higher yielding retail loan balances, partially offset by the margin impact of noninterest-bearing corporate and purchasing card balances and intangibles related to recent acquisitions. All revenue categories benefited from higher transaction volumes, rate changes and business expansion initiatives. The growth in total noninterest expense year-over-year primarily reflected new business initiatives, including costs associated with acquisitions and other business growth initiatives. The decrease in the provision for credit losses was driven by lower net charge-offs, year-over-year, reflecting the impact of changes in bankruptcy legislation in the fourth quarter of 2005.
     The increase in Payment Services’ contribution in the third quarter of 2006 from the second quarter of 2006 was due to improved total noninterest income (2.8 percent), partially offset by increased provision for credit losses (13.8 percent) and an increase in total noninterest expense (4.6 percent). The increase in noninterest income was due to higher volumes in credit and debit card revenue and corporate payment products revenue. An $8 million increase in net charge-offs drove the increase in the provision for credit losses, as bankruptcy charge-offs continue to return to more normalized levels. The increase in total noninterest expense was primarily due to the impact of acquisitions on various costs including compensation and employee benefits and other intangible expense.
     Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management and asset securitization activities, interest rate risk management, the net effect of transfer pricing related to average balances and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis. In addition, prior to the adoption of SFAS 156, changes in mortgage servicing rights valuations due to interest rate changes were managed at a corporate level and, as such, reported within this business unit. Operational expenses incurred by Treasury and Corporate Support on behalf of the other business lines are allocated back to the appropriate business unit, primarily based on customer transaction volume and account activities, deposit balances and employee levels and are identified as net shared services expense. Treasury and Corporate Support recorded net income of $29 million in the
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U.S. Bancorp Reports Third Quarter 2006 Results
October 17, 2006

third quarter of 2006, compared with net income of $91 million in the third quarter of 2005 and $7 million in the second quarter of 2006. Net interest income decreased in the current quarter from the third quarter of 2005 by $167 million, reflecting the impact of a flatter yield curve and asset/liability management decisions during the past year, including reducing the investment securities portfolio, changes in interest rate derivative positions and the issuance of higher cost wholesale funding. The adverse impact of net interest income was offset somewhat by growth in noninterest income from a year ago related to a $32 million gain on the sale of equity interests in a card association and an increase in gains from the sale of certain corporate real estate. Total noninterest expense increased $38 million primarily due to operating costs associated with incremental investments in tax-advantaged projects relative to a year ago and business integration costs. The favorable change in income taxes, compared with a year ago, resulted from expected income tax credits from incremental tax-advantaged investments. Net income in the third quarter of 2006 was higher than the second quarter of 2006 due to lower total noninterest expense ($21 million) primarily related to debt prepayment expense recorded in the second quarter and a favorable change in income taxes ($38 million) reflecting the increase in income tax credits. This improvement was partially offset by lower net interest income ($43 million) driven by the flatter yield curve and funding earning asset growth with wholesale funding.
     Additional schedules containing more detailed information about the Company’s business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-0781.
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U.S. Bancorp Reports Third Quarter 2006 Results
October 17, 2006

CHAIRMAN AND CHIEF EXECUTIVE OFFICER, JERRY A. GRUNDHOFER, AND VICE CHAIRMAN AND CHIEF FINANCIAL OFFICER, DAVID M. MOFFETT, WILL REVIEW THE FINANCIAL RESULTS IN A PRE-RECORDED CALL ON TUESDAY, OCTOBER 17, 2006. The call will be available by telephone or on the internet. The pre-recorded call will be available from approximately 7:00 a.m. (CT) on Tuesday, October 17th through Tuesday, October 24th at 11:00 p.m. (CT). To access the recorded call, please dial 800-839-8292. Participants calling from outside the United States, please call 402-220-6069. Find the recorded call via the internet at usbank.com.
Minneapolis-based U.S. Bancorp (“USB”), with $217 billion in assets, is the 6th largest financial holding company in the United States. The Company operates 2,462 banking offices and 4,943 ATMs, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. U.S. Bancorp is the parent company of U.S. Bank. Visit U.S. Bancorp on the web at usbank.com.
Forward-Looking Statements
The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:
This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of the Company. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including changes in general business and economic conditions, changes in interest rates, legal and regulatory developments, increased competition from both banks and non-banks, changes in customer behavior and preferences, effects of mergers and acquisitions and related integration, and effects of critical accounting policies and judgments. For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended December 31, 2005, on file with the SEC, including the sections entitled “Risk Factors” and “Corporate Risk Profile.” Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.
###
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U.S. Bancorp
Consolidated Statement of Income

	Three Months Ended		Nine Months Ended
(Dollars and Shares in Millions, Except Per Share Data)	September 30,		September 30,
(Unaudited)	2006	2005	2006	2005

Interest Income
Loans	$2,569	$2,167	$7,350	$6,105
Loans held for sale	40	30	99	75
Investment securities	500	492	1,490	1,454
Other interest income	40	29	119	84

Total interest income	3,149	2,718	9,058	7,718
Interest Expense
Deposits	640	414	1,721	1,083
Short-term borrowings	321	205	861	460
Long-term debt	528	317	1,415	895

Total interest expense	1,489	936	3,997	2,438

Net interest income	1,660	1,782	5,061	5,280
Provision for credit losses	135	145	375	461

Net interest income after provision for credit losses	1,525	1,637	4,686	4,819
Noninterest Income
Credit and debit card revenue	206	185	590	516
Corporate payment products revenue	150	135	416	362
ATM processing services	63	64	183	168
Merchant processing services	253	200	719	576
Trust and investment management fees	305	251	916	751
Deposit service charges	268	246	764	690
Treasury management fees	111	109	334	333
Commercial products revenue	100	103	311	299
Mortgage banking revenue	68	111	167	323
Investment products fees and commissions	34	37	114	115
Securities gains (losses), net	—	1	3	(57)
Other	190	134	600	423

Total noninterest income	1,748	1,576	5,117	4,499
Noninterest Expense
Compensation	632	603	1,892	1,782
Employee benefits	123	106	379	330
Net occupancy and equipment	168	162	494	475
Professional services	54	44	130	119
Marketing and business development	58	61	156	171
Technology and communications	128	118	372	337
Postage, printing and supplies	66	64	198	190
Other intangibles	89	125	263	377
Debt prepayment	—	—	11	54
Other	220	190	673	564

Total noninterest expense	1,538	1,473	4,568	4,399

Income before income taxes	1,735	1,740	5,235	4,919
Applicable income taxes	532	586	1,678	1,573

Net income	$1,203	$1,154	$3,557	$3,346

Net income applicable to common equity	$1,187	$1,154	$3,524	$3,346

Earnings per common share	$.67	$.63	$1.98	$1.82
Diluted earnings per common share	$.66	$.62	$1.95	$1.80
Dividends declared per common share	$.33	$.30	$.99	$.90
Average common shares outstanding	1,771	1,823	1,784	1,836
Average diluted common shares outstanding	1,796	1,849	1,809	1,862

U.S. Bancorp
Consolidated Ending Balance Sheet

	September 30,	December 31,	September 30,
(Dollars in Millions)	2006	2005	2005

	(Unaudited)		(Unaudited)
Assets
Cash and due from banks	$6,355	$8,004	$6,918
Investment securities
Held-to-maturity	91	109	114
Available-for-sale	39,429	39,659	41,402
Loans held for sale	2,649	1,686	1,695
Loans
Commercial	46,594	42,942	43,237
Commercial real estate	28,973	28,463	28,521
Residential mortgages	21,215	20,730	19,469
Retail	47,626	45,671	45,400

Total loans	144,408	137,806	136,627
Less allowance for loan losses	(2,034)	(2,041)	(2,055)

Net loans	142,374	135,765	134,572
Premises and equipment	1,835	1,841	1,850
Goodwill	7,444	7,005	6,372
Other intangible assets	3,171	2,874	2,586
Other assets	13,507	12,522	11,386

Total assets	$216,855	$209,465	$206,895

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$30,554	$32,214	$30,871
Interest-bearing	69,095	70,024	69,478
Time deposits greater than $100,000	21,312	22,471	20,446

Total deposits	120,961	124,709	120,795
Short-term borrowings	24,783	20,200	23,061
Long-term debt	41,230	37,069	36,257
Other liabilities	8,955	7,401	6,918

Total liabilities	195,929	189,379	187,031
Shareholders’ equity
Preferred stock	1,000	—	—
Common stock	20	20	20
Capital surplus	5,770	5,907	5,913
Retained earnings	20,770	19,001	18,457
Less treasury stock	(6,093)	(4,413)	(4,318)
Other comprehensive income	(541)	(429)	(208)

Total shareholders’ equity	20,926	20,086	19,864

Total liabilities and shareholders’ equity	$216,855	$209,465	$206,895